Exhibit 99.1

For Immediate Release
Contact: Bill Davis
Perficient, Inc.
314-529-3555
bill.davis@perficient.com

Perficient Announces Expanded and Enhanced Credit Facility

~New Facility Expandable to $75 Million ~

AUSTIN, Texas, June 2, 2008 – Perficient, Inc. (NASDAQ: PRFT) a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced an expansion of its credit facility with Silicon Valley Bank and KeyBanc Capital Markets.

“This new bank facility provides access to up to $75 million in borrowing capacity on attractive terms.  That, combined with the fact that we have no debt, $15 million in cash on hand, and strong operating cash flows puts us in a great position to finance acquisitions or repurchase stock. Unlike our old credit facility, the new line permits stock buybacks of up to $50 million, which would more than accommodate our previously announced $10 million stock repurchase program.”

“Jack McDonald and Jeff Davis have an impressive track record and the company’s performance speaks volumes of its effective leadership and ability to execute,” said Stuart Edwards, senior relationship manager of Silicon Valley Bank’s Central Division. “We’ve been working with technology companies like Perficient for 25 years and have been the company’s banking partner since its inception. It’s exciting to be a part of its growth and we look forward to continuing to provide Perficient the financial solution it needs to fuel its success.”

John Brock, Managing Director and head of KeyBanc Capital Market's Technology Group, commented: "We are delighted to provide a new, more flexible credit facility for Perficient. We continue to be impressed with Perficient’s record of execution and we are pleased to accommodate the company's recent growth, future acquisition plans, and other capital needs.  We view this as another example of our ability to deliver a breadth of products and services to support fast-growing technology leaders."

About Perficient

Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of 18 offices in North America and three offshore locations, in Eastern Europe, India and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market(SM), is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle Certified Partner. For more information, please visit www.perficient.com.

About Silicon Valley Bank
Silicon Valley Bank is the premier commercial bank for emerging, growth and mature companies in the technology, life science, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and five international operations. Silicon Valley Bank is a member of global financial services firm SVB Financial Group, with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services.  More information on the company can be found at www.svb.com.

About KeyBank
Cleveland-based KeyCorp is one of the nation's largest bank-based financial services companies, with assets of approximately $101 billion. Leveraging deep, industry-specific expertise along with extensive financial and intellectual capital, KeyCorp companies KeyBank and KeyBanc Capital Markets provide idea-based solutions executed through syndicated loan origination, commercial lending, debt and equity underwriting, structuring and trading, derivatives, foreign exchange, mergers and acquisition advisory, global treasury management and leasing. The integrated approach to delivery of these products fully leverages the expertise of all Key product partners and brings product-neutral financing solutions to clients.  For more information, please visit www.key.com.

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Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to our new credit facility and potential uses of cash and proceeds from borrowings.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The “forward-looking” information is based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended March 31, 2008.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.